Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES, INC. FILES FORM 8-K ASSOCIATED WITH PREVIOUSLY DISCLOSED

RESTATEMENT MATTERS

Company to Recognize Full Valuation Allowances on Net Deferred Tax Assets and

Reclassify Interest in Clean Coal Solutions Joint Venture

Highlands Ranch, Colorado – August 17, 2012 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA” or “Company”) announced that on August 17, 2012 it filed a Form 8-K with the Securities and Exchange Commission (“SEC”) associated with the Company’s previous disclosures concerning its historical treatment of: i) net deferred tax assets (“DTA”); and ii) classification of the interest held by an affiliate of The Goldman Sachs Group, Inc. in ADA’s joint venture, Clean Coal Solutions, LLC (“Clean Coal”).

DTA Valuation

As previously disclosed, ADA has been engaged in discussions with the SEC regarding the reporting of DTA that are included on the Company’s balance sheets. Questions arose as to whether ADA should have recognized valuation allowances against its net DTA for the fiscal years ended December 31, 2010 and 2011, and for all of the quarters within 2011 and the first and second quarters of 2012 (collectively, the “Restatement Period”). After extensive discussions with the SEC, outside tax experts, its independent registered public accounting firm, and the Company’s Audit Committee and full Board of Directors, management concluded that the Company needed to recognize valuation allowances at the end of each Restatement Period with respect to the entire balance of its DTA. ADA expects that recording valuation allowances will resolve the previously disclosed comments made by the SEC regarding the DTA. ADA will file amendments to the applicable reports covered by the Restatement Period.

As a result of recognizing valuation allowances with respect to the DTA, the net loss for the fiscal year ended December 31, 2010 will increase from $15.5 million to $31.1 million with a corresponding decrease in assets of $15.6 million, and the net loss for the fiscal year ended December 31, 2011 will increase from $19.9 million to $22.9 million, with a corresponding decrease in assets of $3 million.

The restatements will not impact reported cash and cash equivalents, nor will it impact the availability of the cumulative net operating losses and tax credits for offsetting future taxes applicable to net income in profitable years. If in a subsequent fiscal period ADA were to reduce such allowances, the Company’s net loss would decrease, or net income would increase, for such periods to the extent of such reduction.

Reclassification of JV Interest

Some of the restated financial statements for the Company’s DTA covered by the Restatement Period will also include a reclassification of the interest held by an affiliate of The Goldman Sachs Group, Inc. (“GS”) in Clean Coal. As previously disclosed, management determined that GS’s interest in Clean Coal is more appropriately classified as temporary equity because of a provision in the applicable operating agreement that permits GS to require redemption of its interest under certain limited circumstances. In addition to restating financial reports in the Restatement Period due to the DTA issue, ADA will also amend its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011, September 30, 2011 and March 31, 2012 in order to reflect the GS interest as temporary equity.

The restatements for the reclassification of the GS interest will not impact ADA’s Consolidated Statements of Operations for such periods, nor will it affect items such as cash and cash equivalents, or liquidity.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection and Dry Sorbent Injection (“DSI”) systems, mercury measurement instrumentation, and related services.

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Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

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Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented Refined Coal (“RC”) CyCleanTM technology to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers and our patent pending M-45TM technology for other types of coal and boilers. Both technologies reduce emissions of NOx and mercury in coal fired boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but are not limited to, statements concerning our expectations on the impact a valuation allowance and a reclassification of the GS Interest as temporary equity will have on our financial statements, whether the restatements will resolve the SEC comments regarding the Company’s deferred tax assets and related matters. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the Company’s completion of its accounting review and filing the restated financial reports covered by the Restatement Periods, changes in accounting rules and other factors we discuss in greater detail in our filings with the SEC. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contacts:

ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Devin Sullivan
www.adaes.com	(212) 836-9608
DSullivan@equityny.com

Thomas Mei
(212) 835-9614
tmei@equityny.com

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